Exhibit 10.1

SHARE PURCHASE AND OPTION AGREEMENT

(M.E.A. Testing Systems Ltd. Equity)

This Share Purchase and Option Agreement (this “Agreement”) is made as of August 5, 2026 between BiomX Inc., a Delaware corporation (NYSE American: PHGE) (the “Purchaser” or “BiomX”), and Mayers Ventures LLC a Nevada limited liability company (the “Seller”). The Purchaser and the Seller are each a “Party” and together the “Parties.”

Recitals

A. The Company is M.E.A. Testing Systems Ltd., an Israeli private company, registration number 512558669 (the “Company” or “MEA”).

B. Based on the Company’s records, the issued share capital of the Company consists of 1,719,819 ordinary shares and 1,525,915 preferred shares, each of par value NIS 0.01 (together, 3,245,734 shares), subject to confirmation against the Company’s share register.

C. Motomova Inc., a Delaware corporation whose shares are quoted on the OTC Markets under the symbol MTMV (“Motomova”) holds 1,358,405 ordinary shares and 1,525,915 preferred shares, representing approximately 88.9% of the total issued share capital and approximately 79% of the ordinary shares and all of the preferred shares of the Company. The balance, approximately 361,414 ordinary shares (approximately 21% of the ordinary shares), is held by other shareholders (the “MEA Minority”).

D. The Seller holds 76% of the outstanding share and voting capital of Motomova;

E. The Seller represents that the Company owns, or holds exclusive rights to, drone-related testing technology, with customers understood to include Israel Aerospace Industries and Elbit Systems. The ownership, scope, and customer relationships of that technology are subject to confirmation in due diligence. Nonetheless, BiomX will be granted an exclusive license to the development and commercialization of such technology and knowhow.

F. The assets of the Company are understood to be subject to a first-priority lien in favor of Bank Hapoalim. The existence, scope, and terms of that lien, and any consent, release, or subordination required, are subject to confirmation in due diligence.

G. The Company has a related sister company in India, MEA Motomova India (“MEA India” and, together with the Company, the “MEA Companies”), the corporate details, ownership, and holdings of which are subject to confirmation against the applicable registry.

H. The Purchaser wishes to acquire from the Seller, and the Seller agrees to cause Motomova to sell, 171,982 ordinary shares and 152,591 preferred shares (together, 324,573 shares) representing 10% of the total issued share capital of the MEA Companies on a fully diluted basis, with an option to acquire up to all of the Motomova’s remaining holdings in the MEA Companies.

Accordingly, The Parties agree as follows.

1. Purchase and Sale of Shares

1.1 At the Closing, the Purchaser will purchase from Seller, and Seller will cause Motomova to sell to the Purchaser, 171,982 ordinary shares and 152,591 preferred shares (together, 324,573 shares, representing 10% of the total issued share capital of the Company) on a Fully Diluted Basis (the “Purchased Shares”), free and clear of all liens and encumbrances. The mechanism is a secondary sale of existing shares held by Motomova. No shares are issued by the Company under this Section. [If the Motomova loan conversion proceeds before Closing, these numbers change; define as 10% of the issued capital at Closing after the conversion.] The Seller will also cause Motomova to sell to the Purchaser for no additional consideration such number of MEA India shares, to the extent MEA India is not a subsidiary of the Company, such that the Purchaser shall also hold 10% of the total issued share capital of MEA India.

For purposes hereof, “Fully Diluted Basis” shall mean share capital of MEA or MEA India, as the case may be, on an as-converted basis, including all shares issued and outstanding (whether ordinary shares, preferred shares, or otherwise), as well as all shares issuable assuming the exercise, conversion or exchange into shares of all warrants, options, notes, debentures, or other rights, securities, agreements or other commitments which by their terms are exchangeable, exercisable or convertible (taking into account anti-dilution or other similar rights), directly or indirectly, for or into the share capital of MEA or MEA India, as the case may be,, whether or not vested, and whether outstanding, promised or contingent, including without limitation, all options granted to employees, consultants, service providers, officers and directors, whether or not any options thereunder are then outstanding or promised, provided, that, equity linked securities issued to employees or other service providers, including officers and directors shall not be included in this calculation

2. Consideration for the Purchased Shares

2.1 Purchase Price. The purchase price for the Purchased Shares payable to the Seller is comprised of the following

(i) a cash payment of $50,000 which will be utilized by the Seller for partial satisfaction of amounts owed to the noteholders of the Motomova

(ii) the issuance of 1,300,000 restricted shares of BiomX common stock to the Seller as consideration for delivering the transaction package described in this Agreement, subject to obtaining all required corporate regulatory approvals including NYSE -American. The shares will be issued at the Closing, following (and subject to) approval by NYSE American of the supplemental listing application for the shares being a condition to the Closing under Section 7.

All share issuances are subject to equitable adjustment for any corporate recapitalization that BiomX or the Company may undertake, including without limitation, stock split or reverse stock split.

3. Control Option

3.1 The Seller shall cause Motomova to irrevocably grant to BiomX an exclusive option, exercisable through June 30, 2028 (the “Option”) to purchase all of Motomova’s remaining holdings in the Company and MEA India, representing approximately 78.9% of the total issued share capital following the Closing, calculated on a Fully Diluted Basis as of the applicable closing (the “Option Shares”), free and clear of all liens, on the terms set forth in this Section (subject to confirmation under Section 7(d) that such shares are not pledged and, if pledged, to receipt of the required release).

3.2 Option Purchase Price. The aggregate purchase price for the Option Shares (the “Option Purchase Price”) shall be determined, at BiomX’s sole election, on one, and only one, of the following two bases:

(i) Net Revenue Basis. An amount equal to two (2) times the Net Revenue of the MEA Companies for the fiscal year ending December 31, 2027, as derived from the Audited Financial Statements for such fiscal year, multiplied by the percentage of the Company’s share capital actually acquired on exercise of the Option; or

(ii) EBITDA Basis. An amount equal to four (4) times the EBITDA of the MEA Companies for the fiscal year ending December 31, 2027, as derived from the Audited Financial Statements for such fiscal year, multiplied by the percentage of the Company’s share capital actually acquired on exercise of the Option.

For the avoidance of doubt, BiomX may elect either basis, in its sole unfettered discretion, and the Option Purchase Price shall be computed exclusively by reference to the Audited Financial Statements for the corresponding fiscal year.

For purposes of this Section 3:

“Net Revenue” means the Company’s total revenue for the applicable fiscal year, net of returns, allowances, discounts, rebates and credit losses, as reported on the face of the applicable Audited Financial Statements.

“EBITDA” means, for the applicable fiscal year, the Company’s net income (loss), 3determined in accordance with US GAAP from the applicable Audited Financial Statements, plus, to the extent deducted in determining such net income, (i) interest expense, (ii) income tax expense, (iii) depreciation, and (iv) amortization, in each case without duplication.

3.3 BiomX may exercise the Option by delivering written notice to the Seller (an “Exercise Notice”), specifying the basis elected under Section 3. Delivery of an Exercise Notice shall bind the parties to consummate the purchase and sale of the Option Shares on the terms of this Section 3. The Seller shall cause the Audited Financial Statements for fiscal year 2027 to be delivered to BiomX no later than March 31, 2028; if delivered later, the exercise period in Section 3.1 is extended to sixty days after delivery. The closing of the purchase of the Option Shares (the “Option Closing”) will take place no later than thirty days after delivery of the Exercise Notice.

3.4 The Seller shall cause the financial statements of the MEA Companies for each of the fiscal years ending December 31, 2026 and 2027 to be audited by an independent registered public accounting firm reasonably acceptable to BiomX, in accordance with US GAAP, consistently applied (the “Audited Financial Statements”), and shall deliver each such Audited Financial Statement to BiomX promptly upon completion. The computation of Net Revenue and EBITDA shall be made solely from, and shall be conclusively evidenced by, the applicable Audited Financial Statements, absent manifest error.

3.5 Payment of the Purchase Price may be made in either cash, shares of BiomX restricted stock or a combination of both, to be determined in the sole unfettered discretion of BiomX.

3.6 The exercise of Option by BiomX is expressly subject to satisfactory results, as deemed by BiomX in its sole unfettered discretion, of the due diligence on the MEA Companies and their business and prospects.

3.7 Cash-Free, Debt-Free. The Option Shares will be delivered, and the Option Purchase Price is calculated, on a cash-free, debt-free basis. At or before the Option Closing, the Seller and Motomova will cause all indebtedness for borrowed money of the MEA Companies, including the Bank Hapoalim facility, to be repaid, satisfied, or otherwise discharged, and all liens on the assets of the MEA Companies to be released, so that the Purchaser acquires the MEA Companies free of indebtedness and of liens on their assets, and not only the Option Shares free of liens.

4. [Reserved]

5. Closing

5.1 The closing of the purchase and sale of the Purchased Shares (the “Closing”) will take place remotely, by exchange of signatures and deliverables, within five business days after the satisfaction or waiver of the conditions in Section 7 (other than those to be satisfied at the Closing), and in any event no later than [September 30], 2026 (the “Outside Date”)

5.2 Closing Deliverables. At the Closing, the Seller will deliver, or cause to be delivered, to the Purchaser: (a) share transfer deeds for the Purchased Shares duly executed by Motomova; (b) the license agreement described in Section 7(f), duly executed by the MEA Companies; (c) resolutions of the board of directors of the Company approving the transfer of the Purchased Shares and their registration in the Company’s shareholder register, together with evidence of that registration; and (d) a written acknowledgment by Motomova, in a form reasonably acceptable to the Purchaser, of the Option and of the covenant in Section 8.2.

6. Representations and Warranties

6.1 Of the Seller. The Seller represents and warrants that it, Motomova and the Company is each duly organized and validly existing, has the authority to enter into and perform this Agreement, and that Motomova owns the Purchased Shares free of liens, that the capitalization of the Company is as set out in Recitals B and C, that the execution and performance of this Agreement do not violate any law or agreement binding on it and that there is no action, suit, proceeding, governmental inquiry or investigation pending or currently threatened against MEA, the Seller, Motomova or any of their respective directors, officers, shareholders or employees in their capacity as such. There is no action, suit, proceeding or investigation initiated by MEA currently pending or that MEA intends to initiate. The Seller holds approximately 76% of the outstanding share and voting capital of Motomova and has the power to cause Motomova and the Company to perform the actions required of them under this Agreement. The Seller further represents that, as of the date of this Agreement, no director, officer, or 5% stockholder of the Purchaser holds any position or interest in the Seller, Motomova, or the MEA Companies, and that Menachem Shalom holds no office and no shares in the MEA Companies.

6.2 Of the Purchaser. The Purchaser represents and warrants that it is duly organized and validly existing and that it has the authority to enter into and perform this Agreement.

7. Conditions to Closing

The obligations of the Parties to complete the Closing and, as applicable, the Option Closing are subject to the satisfaction or waiver of the following:

(a)	completion by the Purchaser of its due diligence review of the Company, Motomova and the Seller, including confirmation of the Company’s ownership of the drone-related technology described in Recital E;

(b)	confirmation, against the share register of the Company, of the Company’s registered name, the issued share capital, the Seller’s holding, and the identity and holdings of the MEA Minority;

(c)	review of the MEA Minority’s rights and receipt of any consents or waivers required from the MEA Minority in respect of the Purchased Shares or the Control Option;

(d)	confirmation whether Motomova’s share holdings in MEA are pledged or otherwise encumbered in favor of Bank Hapoalim or any other lender and, if so, receipt of the consent or release required to transfer them; it being noted that Bank Hapoalim holds a first-priority lien on the Company’s assets;

(e)	confirmation, against the applicable registry, of the corporate details, ownership, and holdings of the Indian sister company referred to in Recital G;

(f)	execution and delivery by the MEA Companies of a license agreement granting BiomX an exclusive, perpetual, worldwide, transferrable license to the technology and knowhow of the MEA Companies;

(g)	receipt of all corporate and board approvals of the Purchaser, the Company, and the Seller, including the approval of the Purchaser’s board of directors, with the interested directors abstaining and on the basis of an independent opinion as to the value of the MEA interest, and the approval of the board of the Seller;

(h)	any consent of the Israel Innovation Authority to the extent required;

(i)	all required corporate and regulatory approvals, to the extent required, including approval by NYSE American of the supplemental listing application covering the shares of BiomX common stock issuable under Section 2.1;

(j)	the settlement, discharge, or restructuring of the Seller’s outstanding notes and related claims on terms satisfactory to the Purchaser; and

(k)	the accuracy of the representations and warranties and the performance of the covenants in this Agreement.

8. Covenants

8.1 Due Diligence. From the date hereof and through the Option Exercise Period, BiomX shall have the right to conduct a full due diligence examination in MEA and/or its activities, including without limitation its properties, operating and financial data, records, agreements and other relevant information. The Seller shall cause MEA to fully cooperate with BiomX in connection with the due diligence procedure and to make available to BiomX members of the management team, accountants, attorneys and all other relevant representatives, to the extent requested by BiomX. The Seller shall cause MEA to keep BiomX informed of any material changes that have occurred or may occur affecting the business, results of operations, condition or prospects of MEA. All expenses related to the due diligence efforts shall be borne solely by BiomX.

8.2 No Transfers by the Shareholders. From the date hereof through the Option Exercise Date, Seller shall not directly or indirectly transfer, dispose, gift or in any manner create a Lien on any of its shares in Motomova, and shall cause Motomova not to transfer, dispose, gift or in any manner create a Lien on any of its shares in MEA.

8.3 No Shop. From the date hereof through the Option Exercise Date, neither MEA nor any officer, director, employee, agent, representative or affiliate thereof shall directly or indirectly (i) solicit, initiate or entertain offers from, negotiate with, or in any manner encourage, discuss, accept or consider any proposal from any other person relating to the acquisition or purchase of MEA, its assets, technology, business or shares, in whole or in part, in any manner, or (ii) furnish to any other person any information with respect to, or otherwise cooperate in any way with, or encourage any effort or attempt by any person to do or seek any of the foregoing. MEA shall be caused by the Seller to immediately cease and cause to be terminated all existing agreements, arrangements, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Seller shall cause MEA to notify BiomX promptly if any such proposal, or offer, or any inquiry or contact with any person with respect thereto is made and shall, in any such notice to the buyer, indicate in reasonable detail the identity of the person making, and the terms and conditions of, such proposal, offer, inquiry or contact.

9. Termination

Prior to the Closing, this Agreement may be terminated (a) by mutual written consent or (b) by either Party, by written notice, if the Closing has not occurred by the Outside Date, provided that the terminating Party is not then in material breach of this Agreement. Following the Closing, this Agreement may be terminated only as to the Option, and only by mutual written consent.

10. Miscellaneous

10.1 Taxes. Any taxes that may be assessed or imposed on any of the Parties in respect of the transactions under this Agreement shall be such Party’s sole responsibility.

10.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable principles of conflicts of laws, provided that the transfer of shares in the Company and matters of the Company’s internal affairs are governed by the laws of the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court located in Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of such court.

10.3 Successors and Assigns;. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, provided that BiomX may assign to any of its subsidiaries all or part of its rights and obligations hereunder.

10.4 Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Any term of this Agreement may be amended only with the written consent of the Parties. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the party against such waiver is sought.

10.5 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing (email will be deemed as writing) and shall be addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing Any notice sent in accordance with this Section 10.5 shall be deemed received (i) if sent via email, within the next following business day, (ii) if delivered in person or by courier service, upon delivery, (iii) if sent by facsimile transmission, on the business day following transmission with confirmed answer back, (iv) if sent by registered mail (or air mail if the posting is international), within ten (10) days after posting, or (v) earlier, upon actual receipt, provided, however, that any notices sent in accordance with sub-sections (ii)-(iv) shall be also sent via email.

10.6 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Except as stated in this Agreement, all remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

10.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Party actually executing such counterpart, and all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission (including in PDF format) or by facsimile shall be sufficient to immediately bind the Parties to the terms and conditions of this Agreement.

10.9 Legal Advice. Each Party acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. Each Party is relying solely on such counsel and advisors and not on any statements or representations of the other Party or any of its employees, representatives or agents for legal, tax, economic and related considerations or investment advice with respect to this Agreement, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

10.10 Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Remainder of Page Intentionally Omitted; Signature Page to Follow

The Parties have signed this Agreement as of the date first written above.

PURCHASER: BIOMX INC.

By:	/s/ Michael Oster
Name:	Michael Oster
Title:	CEO

SELLER: MAYERS VENTURES LLC

By:	/s/ Ram Naim
Name:	Ram Naim
Title:	CEO